Exhibit 99.1

Mercantile Bank Corporation Announces Strong Second Quarter 2026 Results

Net interest income expansion, strong commercial loan growth, and sustained strength in asset quality metrics and capital levels highlight the quarter

GRAND RAPIDS, Mich., July 21, 2026 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $25.9 million, or $1.50 per diluted share, for the second quarter of 2026, compared with net income of $22.6 million, or $1.39 per diluted share, for the second quarter of 2025.  Net income during the first six months of 2026 totaled $48.6 million, or $2.82 per diluted share, compared with net income of $42.2 million, or $2.60 per diluted share, during the first six months of 2025.  Excluding non-recurring costs associated with the acquisition of Eastern Michigan Financial Corporation and the previously announced core and digital banking system conversion (a non-GAAP measurement), adjusted net income was $26.4 million, or $1.53 per diluted share, for the second quarter of 2026, and $51.7 million, or $2.99 per diluted share, for the first six months of 2026.  Using these non-GAAP measures, adjusted earnings per diluted share increased $0.14, or 10 percent, in the second quarter of 2026, and $0.39, or 15 percent, in the first six months of 2026, compared to the respective 2025 periods.

“We are very pleased to report another quarter of strong financial performance as we continue to successfully navigate our way through the extended and ongoing period of uncertain global economic conditions and heightened geopolitical concerns,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “Our robust operating results were driven by increased net interest income, reflecting strong commercial loan growth and a higher net interest margin, a negative provision for credit losses, a significant increase in treasury management fees, a reduction in wholesale funds, and continuing strength in asset quality metrics.  As evidenced by the ongoing expansion of local deposits, we remain committed to funding earning asset growth with local deposit generation.”

Second quarter highlights include:

●	Return on average assets of 1.5 percent and return on average equity of 14.0 percent
●	Tangible book value per common share of $38.42 as of June 30, 2026, up 9 percent (annualized) and over 7 percent since December 31, 2025, and June 30, 2025, respectively
●	Net revenue growth of nearly 13 percent compared to the prior-year second quarter, including net interest income expansion of nearly 16 percent
●	Improved net interest margin, largely reflecting lower cost of funds, commercial loan growth, and continued upward repricing of matured fixed-rate loans and securities
●	Noteworthy increases in treasury management fees and payroll services fees of approximately 29 percent and 9 percent, respectively
●	Continued strength in commercial loan pipeline
●	Ongoing low level of nonperforming assets and nominal past due loans and loan charge-offs
●	Significant reduction in loan-to-deposit ratio from approximately 100 percent as of June 30, 2025, to approximately 93 percent as of June 30, 2026, primarily reflecting strong local deposit generation and the onboarding of Eastern Michigan Bank’s deposit portfolio
●	Notable decreases in brokered deposits of $110 million during the first six months of 2026, and $179 million during the twelve months ended June 30, 2026, leaving a balance of only $20.1 million that is scheduled to mature in late 2026
●	Robust tangible and regulatory capital positions

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $68.8 million during the second quarter of 2026, up $7.8 million, or 12.8 percent, from $61.0 million during the prior-year second quarter.  Net interest income during the current-year second quarter was $57.3 million, up $7.8 million, or 15.7 percent, from $49.5 million during the respective 2025 period mainly due to growth in earning assets and a higher net interest margin.  Eastern Michigan Bank’s net interest income totaled $5.9 million during the second quarter of 2026.  Noninterest income totaled $11.5 million during the second quarter of 2026, virtually unchanged from the level recorded during the second quarter of 2025; increases in treasury management fees, bank owned life insurance income, and payroll services fees were offset by reductions in interest rate swap and mortgage banking income.  Eastern Michigan Bank generated $0.6 million in noninterest income during the second quarter of 2026, primarily consisting of deposit service charges.

The net interest margin was 3.59 percent in the second quarter of 2026, up from 3.48 percent in the prior-year second quarter.  The yield on average earning assets was 5.42 percent during the current-year second quarter, a decline from 5.75 percent during the respective 2025 period.  The decreased yield largely stemmed from a lower yield on loans and a change in earning asset mix, which more than offset an improved yield on securities resulting from the reinvestment of relatively low-yielding bonds and portfolio expansion activities, along with the positive impact resulting from the addition of Eastern Michigan Bank’s securities portfolio.  The yield on loans was 6.01 percent during the second quarter of 2026, down from 6.29 percent during the second quarter of 2025, mainly due to reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 25 basis points in each of September, October, and December of 2025, during which time average variable-rate commercial loans represented approximately 77 percent of average total commercial loans.  Reflecting a strategic initiative to lower the loan-to-deposit ratio and the impact of Eastern Michigan Bank’s liquid balance sheet, relatively higher-yielding loans represented a decreased percentage of earning assets and relatively lower-yielding securities accounted for an increased percentage of earning assets in the second quarter of 2026 compared to the second quarter of 2025.  The yield on securities equaled 3.36 percent during the second quarter of 2026, up from 2.82 percent during the prior-year second quarter.  The yield on other interest-earning assets, primarily consisting of funds on deposit with the Federal Reserve Bank of Chicago, declined from 4.91 percent during the second quarter of 2025 to 4.04 percent during the respective 2026 period, reflecting the decreased interest rate environment.

During the second quarter of 2026, the cost of funds was 1.83 percent, down from 2.27 percent during the second quarter of 2025, mainly due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment.  An increase in low-cost deposit products as a percentage of total funding sources, primarily stemming from the addition of Eastern Michigan Bank’s deposit base, and a reduction in brokered deposits also contributed to the reduced cost of funds.  The latter reflects a strategy to refine the deposit base whereby the reliance on the brokered deposit market and other higher-priced deposit-only relationships is reduced.

Mercantile recorded provisions for credit losses of negative $1.8 million and positive $1.6 million during the second quarters of 2026 and 2025, respectively.  The negative provision expense recorded during the current-year second quarter mainly reflected the elimination of a $2.7 million specific allocation associated with the resolution of a nonperforming commercial construction loan, which was partially offset by changes in the economic forecast, allocations necessitated by net loan growth, and an increase in qualitative factor allocations.  The recording of net loan recoveries and sustained strength in loan quality metrics during both periods positively impacted necessary provision levels.

Noninterest income totaled $11.5 million during the second quarter of 2026, up slightly from the level recorded during the prior-year second quarter.  Growth in treasury management fees, bank owned life insurance income, and payroll services fees was offset by lower levels of interest rate swap and mortgage banking income.  The increases in treasury management and payroll services fees largely resulted from new commercial customer acquisitions and customers’ expanded use of products and services, as well as a modified fee schedule.  The reduction in interest rate swap income primarily reflected a lower volume of new swap transactions, while the decrease in mortgage banking income mainly resulted from accelerated mortgage servicing rights amortization resulting from an increased level of payoffs, a change in the quarter-end fair value of commitments to originate salable residential mortgage loans and a lower percentage of loans originated with the intent to sell.

Noninterest expense totaled $39.4 million during the second quarter of 2026, compared to $33.4 million during the second quarter of 2025.  Excluding non-recurring costs aggregating $0.5 million related to the core and digital banking system conversion and $0.1 million associated with the acquisition of Eastern Michigan Financial Corporation, noninterest expense increased $5.4 million during the current-year second quarter compared to the respective 2025 period.  Eastern Michigan Bank’s noninterest expense totaled $4.0 million during the second quarter of 2026, including salary and benefit costs of $1.8 million and core deposit intangible asset amortization of $0.9 million.  The remaining increase in noninterest expense largely reflected higher salary and benefit costs, along with cost inflation and an expanded balance sheet and branch network.  A $1.4 million decrease in allocations to the reserve for unfunded loan commitments, mainly reflecting a lower level of commercial loan commitments that have been accepted by customers, positively impacted noninterest expense during the second quarter of 2026.

Federal income tax expense was $5.3 million during the second quarter of 2026, compared to $3.3 million during the prior-year second quarter.  The increase in federal income tax expense primarily resulted from a higher level of income before federal income tax and a lower level of net benefits from transferable energy tax credits.  Mercantile’s effective tax rate, which equaled 16.9 percent and 12.9 percent during the second quarters of 2026 and 2025, respectively, has been positively impacted by tax benefits derived from the acquisition of transferable energy tax credits and low-income housing and historic tax credit investments.

Mr. Reitsma commented, “The robust increase in net interest income during the second quarter of 2026 resulted from strong commercial loan growth and an improved net interest margin, which was largely driven by a reduced cost of funds and the upward repricing of matured fixed-rate loans and securities.  As demonstrated by the solid growth in treasury management and payroll services fees, we continue to be successful in our efforts to cultivate new customer relationships and further develop existing clients’ relationships.  We remain focused on expanding our balance sheet in a cost-effective fashion while continuing to deliver excellent service and market-leading products and services to our clients.  Total overhead expense, excluding costs associated with the core and digital banking system conversion and acquisition of Eastern Michigan Financial Corporation, as a percentage of net revenue during the second quarter of 2026 approximated the level during the prior-year second quarter.”

Balance Sheet

Total assets were $6.82 billion as of June 30, 2026, down $15.7 million from December 31, 2025.  Total loans increased $98.9 million, or an annualized 8.2 percent, during the second quarter of 2026, and $93.7 million, or an annualized 3.9 percent, during the first six months of 2026, primarily reflecting commercial loan portfolio expansion of $115 million, or an annualized 11.7 percent, and $132 million, or an annualized 6.8 percent, during the respective periods.  Commercial loans grew in both 2026 periods despite the full payoffs and partial paydowns of certain larger relationships, which aggregated $121 million during the second quarter of 2026, and $301 million during the first six months of 2026. The payoffs and paydowns, which mainly resulted from sales of assets, secondary market refinancings, and customers using excess cash flows generated within their operations to make line of credit reductions, subsided as anticipated during the second quarter of 2026 compared to the first quarter of 2026, although remaining above the historical average of approximately $50 million per quarter.  Payoffs and paydowns during 2025 were also well above historical levels, totaling approximately $363 million and averaging about $91 million per quarter.  Commercial loan originations, consisting of loans to new customers and increases in existing credit relationships, remained strong across all segments during the first six months of 2026.  Residential mortgage loans were down $17.7 million and $40.3 million during the second quarter and first six months of 2026, respectively, while other consumer loans increased $1.6 million and $2.3 million during the respective periods.

During the first six months of 2026, interest-earning deposits declined $149 million, and securities available for sale were up $23.3 million.  The reduction in interest-earning deposits primarily resulted from funds being used to originate loans, purchase securities, and payoff matured brokered deposits and Federal Home Loan Bank of Indianapolis (“FHLBI”) advances.

As of June 30, 2026, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $236 million and $47.4 million, respectively.  The unused balance on construction loans remains relatively stable as new construction loan opportunities are identified and as construction loans shift to term real estate loans upon completion of the projects.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans as of June 30, 2026, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $5.30 billion as of June 30, 2026, compared to $5.28 billion as of December 31, 2025.  Local deposits grew $122 million, or an annualized 4.8 percent, during the first six months of 2026, while brokered deposits decreased $110 million.  The increase in local deposits, which occurred despite the normal level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected successful client acquisition efforts and net growth in various existing deposit relationships.  The loan-to-deposit ratio equaled 93 percent as of June 30, 2026, down from 100 percent as of June 30, 2025, largely due to an increase in local deposits.  As of June 30, 2026, wholesale funds, consisting of FHLBI advances and brokered deposits, were $325 million, or approximately 6 percent of total funds, compared to approximately 8 percent and 10 percent as of December 31, 2025, and June 30, 2025, respectively.  Noninterest-bearing checking accounts represented approximately 27 percent of total deposits as of June 30, 2026.

Mr. Reitsma noted, “We are very pleased with the growth in the commercial loan portfolio during the second quarter and first six months of 2026, especially when factoring in the level of payoffs and line of credit paydowns during the periods.  Our commercial loan pipeline remains robust, which combined with ongoing conversations with existing and potential borrowers, should provide us with meaningful opportunities to originate loans in forthcoming periods.  We remain committed to funding lending opportunities with local deposit generation.”

Asset Quality

Nonperforming assets totaled $5.8 million, or 0.1 percent of total assets, as of June 30, 2026, compared to $7.9 million, or 0.1 percent of total assets, as of December 31, 2025, and $9.7 million, or 0.2 percent of total assets, as of June 30, 2025.  The decreases in nonperforming assets during the first six months of 2026 and twelve months ended June 30, 2026, mainly reflected the resolution of a nonperforming commercial construction loan, which had been placed on nonaccrual during the second quarter of 2025 and represented approximately 57 percent and 35 percent of total nonperforming assets as of June 30, 2025, and December 31, 2025, respectively.  Specific allocations totaling $5.5 million and ultimately equaling the full loan balance were made during the second and third quarters of 2025, with the loan balance charged down by $2.8 million during the fourth quarter of 2025.   During the second quarter of 2026, the loan’s remaining book balance of $2.7 million was paid off, eliminating the remaining specific allocation balance, and a recovery of $0.2 million was recorded.  The level of past due loans remains minimal.  During the second quarter of 2026, loan charge-offs were nominal, while recoveries of prior period loan charge-offs equaled $0.5 million, providing for net loan recoveries of $0.5 million, or an annualized 0.04 percent of average total loans.

Mr. Reitsma remarked, “As reflected by ongoing low levels of nonperforming assets, past due loans, and loan charge-offs, our asset quality metrics remained robust during the second quarter of 2026.  We remain committed to underwriting all loan types in a disciplined manner and identifying any deteriorating commercial loan relationships or emerging systemic or sector-specific credit problems as soon as possible to limit the impact of such on our overall financial health.  Our sound collection and conservative charge-off practices were evident during the current-year second quarter with the full resolution of a significant nonperforming commercial construction loan, which represented our largest nonperforming loan as of March 31, 2026.  The resiliency of our commercial loan clients during the extended and ongoing period of uncertain macro-economic conditions has been noteworthy.”

Capital Position

Shareholders’ equity totaled $755 million as of June 30, 2026, up $30.2 million from December 31, 2025.  Mercantile Bank and Eastern Michigan Bank each maintained “well-capitalized” positions as of June 30, 2026, with total risk-based capital ratios of 13.5 percent and 23.1 percent, respectively.  As of June 30, 2026, Mercantile Bank and Eastern Michigan Bank had approximately $205 million and $36.3 million, respectively, in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

Mercantile reported 17,285,911 total shares outstanding as of June 30, 2026.

Mr. Reitsma concluded, “Our ongoing strong financial condition enabled us to continue our regular cash dividend program, and as demonstrated by our announcement of an increased third quarter 2026 cash dividend, we remain committed to building shareholder value through meaningful cash returns.  Based on the continuing strength of our operating results, asset quality measures, capital levels and loan funding opportunities, along with the expected realization of solid financial performance in upcoming periods, we believe we are positioned to successfully address any challenges arising from the prolonged and ongoing period of unstable economic and operating conditions.  Our steadfast focus on meeting customers’ needs has been instrumental in retaining established relationships and fostering new relationships, and we believe a similar focus in future periods as planned should provide us with ample opportunities to originate loans and generate local deposits.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2026 conference call on Tuesday, July 21, 2026, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank and Eastern Michigan Bank.  Mercantile Bank and Eastern Michigan Bank provide financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units.  Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities they serve, Mercantile Bank and Eastern Michigan Bank together comprise one of the largest Michigan-based banking organizations with total combined assets of approximately $6.8 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM." For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, including adjusted net income and adjusted diluted earnings per share, each of which excludes costs associated with (i) Mercantile’s acquisition of Eastern Michigan Financial Corporation that was completed during the fourth quarter of 2025 ($0.1 million and $0.4 million during the second quarter and first six months of 2026, respectively), and (ii) the previously announced core and digital banking system conversion ($0.5 million and $3.5 million during the second quarter and first six months of 2026, respectively), on an after-tax basis. These non-GAAP financial measures are identified in this news release where they appear.  We believe that presenting these non-GAAP financial measures provides investors, analysts, and other interested parties with meaningful supplementary information to assess Mercantile’s underlying operational performance by removing the effect of costs we consider to be non-recurring in nature and not reflective of Mercantile’s core operating results.  These non-GAAP financial measures are used by management to evaluate Mercantile’s ongoing operations, for internal planning and forecasting purposes, and to assess period-over-period comparability.  Management believes it is useful for the reader to review these non-GAAP adjusted measures alongside the GAAP measures.  Our definition of these adjusted financial measures may differ from similarly named measures used by others.  These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for our GAAP measures.  Our net income and diluted earnings per share are presented on a GAAP-basis in the first paragraph of this release.

Forward-Looking Statements

This news release contains statements and information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “endeavor,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include difficulties and delays in the ongoing integration of Mercantile Bank and Eastern Michigan Bank and achieving anticipated synergies, cost savings and other benefits from the transaction; changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other factors; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	JUNE 30,	DECEMBER 31,	JUNE 30,
	2026	2025	2025
ASSETS
Cash and due from banks	$69,802	$54,755	$98,900
Interest-earning deposits and Federal Funds sold	271,129	418,569	197,172
Total cash and cash equivalents	340,931	473,324	296,072

Securities available for sale	1,125,529	1,102,230	826,415
Mortgage loans held for sale	31,272	17,160	27,569

Loans	4,915,553	4,821,888	4,698,019
Allowance for credit losses	(55,441)	(58,191)	(58,375)
Loans, net	4,860,112	4,763,697	4,639,644

Premises and equipment, net	60,727	62,468	54,792
Bank owned life insurance	116,578	105,342	95,012
Goodwill	73,689	72,656	49,473
Core deposit intangible, net	17,307	20,388	0
Other assets	193,345	217,954	192,011

Total assets	$6,819,490	$6,835,219	$6,180,988

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,420,591	$1,339,666	$1,180,801
Interest-bearing	3,875,797	3,944,786	3,529,671
Total deposits	5,296,388	5,284,452	4,710,472

Securities sold under agreements to repurchase	217,470	232,291	242,785
Federal Home Loan Bank advances	305,322	326,221	356,221
Subordinated debentures	51,358	51,015	50,672
Subordinated notes	89,829	89,657	89,486
Term note	25,000	30,000	0
Accrued interest and other liabilities	78,999	96,699	99,833
Total liabilities	6,064,366	6,110,335	5,549,469

SHAREHOLDERS' EQUITY
Common stock	352,339	349,431	302,294
Retained earnings	434,786	399,448	364,991
Accumulated other comprehensive income/(loss)	(32,001)	(23,995)	(35,766)
Total shareholders' equity	755,124	724,884	631,519

Total liabilities and shareholders' equity	$6,819,490	$6,835,219	$6,180,988

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
INTEREST INCOME
Loans, including fees	$73,293	$73,613	$145,190	$145,343
Investment securities	9,174	5,414	18,023	10,372
Other interest-earning assets	4,229	2,931	8,909	6,582
Total interest income	86,696	81,958	172,122	162,297

INTEREST EXPENSE
Deposits	23,140	25,725	46,386	50,918
Short-term borrowings	1,488	1,919	2,967	3,682
Federal Home Loan Bank advances	2,595	2,897	5,151	5,795
Other borrowed money	2,215	1,938	4,459	3,875
Total interest expense	29,438	32,479	58,963	64,270

Net interest income	57,258	49,479	113,159	98,027

Provision for credit losses	(1,800)	1,600	(3,600)	3,700

Net interest income after provision for credit losses	59,058	47,879	116,759	94,327

NONINTEREST INCOME
Service charges on accounts	2,663	1,967	5,147	3,806
Mortgage banking income	3,188	3,969	6,168	6,620
Credit and debit card income	2,921	2,350	5,509	4,551
Interest rate swap income	443	1,230	1,106	1,310
Payroll services	854	783	1,948	1,823
Earnings on bank owned life insurance	776	561	1,441	1,104
Other income	653	602	1,868	950
Total noninterest income	11,498	11,462	23,187	20,164

NONINTEREST EXPENSE
Salaries and benefits	24,608	20,711	48,287	40,268
Occupancy	2,261	2,155	4,677	4,273
Furniture and equipment	988	826	1,950	1,613
Data processing costs	4,617	3,599	9,044	7,369
Core conversion costs	536	0	3,458	0
Acquisition costs	94	0	394	0
Core deposit intangible amortization	865	0	1,731	0
Other expense	5,406	6,088	11,942	10,960
Total noninterest expense	39,375	33,379	81,483	64,483

Income before federal income tax expense	31,181	25,962	58,463	50,008

Federal income tax expense	5,254	3,344	9,851	7,853

Net Income	$25,927	$22,618	$48,612	$42,155

Basic earnings per share	$1.50	$1.39	$2.82	$2.60
Diluted earnings per share	$1.50	$1.39	$2.82	$2.60

Average basic shares outstanding	17,278,057	16,239,919	17,257,766	16,219,064
Average diluted shares outstanding	17,278,057	16,239,919	17,257,766	16,219,064

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2026	2026	2025	2025	2025
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2026	2025
EARNINGS
Net interest income	$57,258	55,901	51,015	52,002	49,479	113,159	98,027
Provision for credit losses	$(1,800)	(1,800)	(700)	200	1,600	(3,600)	3,700
Noninterest income	$11,498	11,688	11,056	10,388	11,462	23,187	20,164
Noninterest expense	$39,375	42,107	36,726	34,750	33,379	81,483	64,483
Net income before federal income tax expense	$31,181	27,282	26,045	27,440	25,962	58,463	50,008
Net income	$25,927	22,685	22,841	23,758	22,618	48,612	42,155
Basic earnings per share	$1.50	1.32	1.40	1.46	1.39	2.82	2.60
Diluted earnings per share	$1.50	1.32	1.40	1.46	1.39	2.82	2.60
Average basic shares outstanding	17,278,057	17,237,249	16,263,884	16,249,267	16,239,919	17,257,766	16,219,064
Average diluted shares outstanding	17,278,057	17,237,249	16,263,884	16,249,267	16,239,919	17,257,766	16,219,064

PERFORMANCE RATIOS
Return on average assets	1.52%	1.35%	1.44%	1.50%	1.50%	1.43%	1.41%
Return on average equity	13.97%	12.54%	13.50%	14.72%	14.72%	13.27%	14.05%
Net interest margin (fully tax-equivalent)	3.59%	3.55%	3.43%	3.49%	3.48%	3.57%	3.49%
Efficiency ratio	57.27%	62.30%	59.17%	55.70%	54.77%	59.76%	54.56%
Full-time equivalent employees	827	766	770	683	692	827	692

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.01%	6.04%	6.12%	6.35%	6.29%	6.02%	6.29%
Yield on securities	3.36%	3.27%	2.96%	2.90%	2.82%	3.31%	2.78%
Yield on other interest-earning assets	4.04%	4.00%	4.25%	4.63%	4.91%	4.02%	4.85%
Yield on total earning assets	5.42%	5.42%	5.52%	5.74%	5.75%	5.42%	5.75%
Yield on total assets	5.09%	5.09%	5.20%	5.41%	5.44%	5.09%	5.44%
Cost of deposits	1.74%	1.77%	2.04%	2.20%	2.24%	1.76%	2.23%
Cost of borrowed funds	3.57%	3.58%	3.56%	3.61%	3.61%	3.57%	3.62%
Cost of interest-bearing liabilities	2.53%	2.54%	2.87%	3.06%	3.09%	2.54%	3.09%
Cost of funds (total earning assets)	1.83%	1.87%	2.09%	2.25%	2.27%	1.85%	2.27%
Cost of funds (total assets)	1.72%	1.75%	1.97%	2.12%	2.15%	1.74%	2.15%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$159,105	127,939	141,451	136,840	141,921	287,044	242,317
Purchase mortgage loans originated	$126,798	68,769	85,973	107,993	111,247	195,567	192,741
Refinance mortgage loans originated	$32,307	59,170	55,478	28,847	30,674	91,477	49,576
Mortgage loans originated with intent to sell	$107,447	105,873	116,886	111,334	112,323	213,320	192,776
Income on sale of mortgage loans	$3,156	3,049	3,375	3,482	3,219	6,205	5,674

CAPITAL
Tangible equity to tangible assets	9.87%	9.41%	9.37%	9.72%	9.49%	9.87%	9.49%
Tier 1 leverage capital ratio	11.04%	10.61%	11.30%	10.90%	10.93%	11.04%	10.93%
Common equity risk-based capital ratio	11.44%	11.27%	11.01%	11.33%	10.90%	11.44%	10.90%
Tier 1 risk-based capital ratio	12.25%	12.09%	11.83%	12.20%	11.75%	12.25%	11.75%
Total risk-based capital ratio	14.65%	14.59%	14.35%	14.87%	14.37%	14.65%	14.37%
Tier 1 capital	$749,048	723,395	704,776	685,440	666,068	749,048	666,068
Tier 1 plus tier 2 capital	$896,267	872,668	854,876	835,263	814,796	896,267	814,796
Total risk-weighted assets	$6,116,615	5,981,420	5,958,763	5,617,005	5,670,571	6,116,615	5,670,571
Book value per common share	$43.68	42.66	42.19	40.46	38.87	43.68	38.87
Tangible book value per common share	$38.42	37.34	36.78	37.41	35.82	38.42	35.82
Cash dividend per common share	$0.39	0.39	0.38	0.38	0.37	0.78	0.74

ASSET QUALITY
Gross loan charge-offs	$10	5	2,842	172	38	15	101
Recoveries	$514	351	206	726	147	865	322
Net loan charge-offs (recoveries)	$(504)	(346)	2,636	(554)	(109)	$(850)	(221)
Net loan charge-offs (recoveries) to average loans	(0.04%)	(0.03%)	0.23%	(0.05%)	(0.01%)	(0.04%)	(0.01%)
Allowance for credit losses	$55,441	56,736	58,191	59,129	58,375	55,441	58,375
Allowance to loans	1.13%	1.18%	1.21%	1.28%	1.24%	1.13%	1.24%
Nonperforming loans	$5,803	7,543	7,870	9,844	9,743	5,803	9,743
Other real estate/repossessed assets	$0	0	0	0	0	0	0
Nonperforming loans to total loans	0.12%	0.16%	0.16%	0.21%	0.21%	0.12%	0.21%
Nonperforming assets to total assets	0.09%	0.11%	0.12%	0.16%	0.16%	0.09%	0.16%

NONPERFORMING ASSETS - COMPOSITION
Commercial:
Commercial & industrial	$942	1,122	1,393	1,509	1,727	942	1,727
Land development & construction	$0	0	201	0	0	0	0
Owner occupied comm'l R/E	$953	494	517	0	0	953	0
Non-owner occupied comm'l R/E	$0	2,732	2,732	5,532	5,532	0	5,532
Multi-family & residential rental	$0	0	0	0	0	0	0
Total commercial	$1,895	4,348	4,843	7,041	7,259	1,895	7,259
Retail:
1-4 family mortgages	$3,811	3,114	2,971	2,767	2,484	3,811	2,484
Other consumer	$97	81	56	36	0	97	0
Total retail	$3,908	3,195	3,027	2,803	2,484	3,908	2,484
Total nonperforming assets	$5,803	7,543	7,870	9,844	9,743	5,803	9,743

NONPERFORMING ASSETS - RECON
Beginning balance	$7,543	7,870	9,844	9,743	5,361	7,870	5,743
Additions	$1,284	410	1,299	426	5,792	1,694	6,215
Return to performing status	$0	(12)	0	(27)	0	(12)	0
Principal payments	$(3,016)	(725)	(466)	(222)	(1,385)	(3,741)	(2,129)
Sale proceeds	$0	0	0	0	0	0	0
Loan charge-offs	$(8)	0	(2,807)	(76)	(25)	(8)	(86)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$5,803	7,543	7,870	9,844	9,743	5,803	9,743

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,537,029	1,429,830	1,374,522	1,337,729	1,375,368	1,537,029	1,375,368
Land development & construction	$119,386	119,560	117,373	70,806	67,520	119,386	67,520
Owner occupied comm'l R/E	$803,884	799,066	778,869	729,451	725,106	803,884	725,106
Non-owner occupied comm'l R/E	$1,091,844	1,101,758	1,110,674	1,091,210	1,134,012	1,091,844	1,134,012
Multi-family & residential rental	$498,253	485,175	537,224	521,111	519,152	498,253	519,152
Total commercial	$4,050,396	3,935,389	3,918,662	3,750,307	3,821,158	4,050,396	3,821,158
Retail:
1-4 family mortgages	$750,526	768,237	790,857	780,917	799,426	750,526	799,426
Other consumer	$114,631	113,067	112,369	83,936	77,435	114,631	77,435
Total retail	$865,157	881,304	903,226	864,853	876,861	865,157	876,861
Total loans	$4,915,553	4,816,693	4,821,888	4,615,160	4,698,019	4,915,553	4,698,019

END OF PERIOD BALANCES
Loans	$4,915,553	4,816,693	4,821,888	4,615,160	4,698,019	4,915,553	4,698,019
Securities	$1,125,529	1,125,433	1,102,230	855,138	826,415	1,125,529	826,415
Other interest-earning assets	$327,399	577,619	458,548	457,373	246,254	327,399	246,254
Total earning assets (before allowance)	$6,368,481	6,519,745	6,382,666	5,927,671	5,770,688	6,368,481	5,770,688
Total assets	$6,819,490	6,945,035	6,835,219	6,308,487	6,180,988	6,819,490	6,180,988
Noninterest-bearing deposits	$1,420,591	1,331,947	1,339,666	1,182,775	1,180,801	1,420,591	1,180,801
Interest-bearing deposits	$3,875,797	4,087,571	3,944,786	3,629,038	3,529,671	3,875,797	3,529,671
Total deposits	$5,296,388	5,419,518	5,284,452	4,811,813	4,710,472	5,296,388	4,710,472
Total borrowed funds	$690,554	704,853	730,778	739,688	740,685	690,554	740,685
Total interest-bearing liabilities	$4,566,351	4,792,424	4,675,564	4,368,726	4,270,356	4,566,351	4,270,356
Shareholders' equity	$755,124	736,947	724,884	657,630	631,519	755,124	631,519

AVERAGE BALANCES
Loans	$4,891,868	4,828,031	4,627,544	4,668,173	4,695,367	4,860,126	4,662,415
Securities	$1,128,063	1,119,988	880,619	841,853	803,264	1,124,048	783,291
Other interest-earning assets	$413,729	467,991	426,758	433,055	235,965	440,710	269,956
Total earning assets (before allowance)	$6,433,660	6,416,010	5,934,921	5,943,081	5,734,596	6,424,884	5,715,662
Total assets	$6,851,065	6,837,239	6,296,341	6,294,841	6,061,819	6,844,190	6,040,109
Noninterest-bearing deposits	$1,376,108	1,318,537	1,227,100	1,215,918	1,152,631	1,347,481	1,149,359
Interest-bearing deposits	$3,956,008	3,999,141	3,599,012	3,610,600	3,463,067	3,977,456	3,452,840
Total deposits	$5,332,116	5,317,678	4,826,112	4,826,518	4,615,698	5,324,937	4,602,199
Total borrowed funds	$707,080	712,240	720,499	749,679	749,811	709,645	744,250
Total interest-bearing liabilities	$4,663,088	4,711,381	4,319,511	4,360,279	4,212,878	4,687,101	4,197,090
Shareholders' equity	$744,193	733,366	671,029	640,495	616,229	738,809	605,248